Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made as of July 8, 2021 by and between Cue Health Inc., a Delaware corporation (the “Company”), and Ayub Khattak (the “Executive”) (together, the “Parties”).

RECITALS

WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer; and

WHEREAS, the Executive has agreed to accept continued employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:

1.   Agreement. Provided the Executive remains employed by the Company as of the date on which the registration statement relating to the Company’s initial public offering (the “IPO”) is effective (the “Effective Date”), this Agreement shall be effective as of such date. Following the Effective Date, the Executive shall continue to be an employee of the Company until such employment relationship is terminated in accordance with Section 7 hereof.

2.          Position. While the Executive is employed by the Company, the Executive shall serve as the Chief Executive Officer of the Company and shall serve on the Company’s board of directors (the “Board”), subject to his reelection thereto from time to time by the Company’s stockholders. The Executive will be based at the Company’s headquarters in San Diego, California, traveling as reasonably required by the Executive’s job duties.

3.	Scope of Employment.

(a)          While the Executive is employed by the Company, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as Chief Executive Officer, in addition to such other duties as may from time to time be assigned to the Executive by the Board. The Executive shall report to the Board and shall perform and discharge faithfully, diligently, and to the best of the Executive’s ability, the Executive’s duties and responsibilities hereunder.

(b)          The Executive shall devote substantially all of the Executive’s full business time, best efforts, skill, knowledge, attention and energies to the advancement of the business and interests of the Company and to the performance of the Executive’s duties and responsibilities as an employee of the Company; provided that the Executive may (i) engage in charitable, educational, religious, civic and similar types of activities and (ii) serve on the board of directors of for-profit business enterprises, provided that such board service is approved by the Board prior to commencement thereof in the Board’s sole discretion (provided that such approval shall not be unreasonably withheld, conditioned or delayed) and, in each case, only to the extent that such activities are not competitive with the business of the Company and do not individually or in the aggregate inhibit, interfere with, or prohibit the timely performance of the Executive’s duties hereunder, and do not create a potential business or fiduciary conflict. The Executive agrees to abide by the rules, regulations, instructions, personnel practices, and policies of the Company, as well as any applicable codes of ethics or business conduct, and any changes therein that may be adopted from time to time by the Company, in each case of which the Executive has knowledge or which has otherwise been communicated in writing or made available to the Executive.

4.          Compensation. As full compensation for all services rendered by the Executive to the Company while the Executive is employed by the Company, the Company will provide to the Executive the following:

(a)          Base Salary. Effective as of the Effective Date, the Executive shall receive a base salary at the annualized rate of $575,000 (the “Base Salary”). The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll procedures. The Executive’s Base Salary will be reviewed from time to time by the Board in accordance with normal business practice and is subject to change in the discretion of the Board. The parties agree that the Executive’s Base Salary shall not be reduced without Executive’s prior written consent, provided however, that any such reduction without the Executive’s prior written consent shall not constitute a material breach of this Agreement for purposes of Section 7(c)(iii) unless such reduction also constitutes a material diminution of the Executive’s base compensation for purposes of Section 7(c)(v).

(b)          Annual Discretionary Bonus. Effective as of the Effective Date, the Executive’s annual discretionary bonus shall be targeted at 100% of the Executive’s Base Salary (the “Target Bonus”). For performance year 2021, the amount of any bonus payable to the Executive shall be based on, for the period beginning on January 1, 2021 and ending on the day prior to the Effective Date, the Executive’s target bonus and base salary, in each case, as in effect prior to the Effective Date, and for the period beginning on the Effective Date and ending on December 31, 2021, his Target Bonus. The amount of any annual bonus payable to the Executive shall be determined by the Board based upon the Executive’s performance as well as the achievement of specific individual and corporate objectives established by the Board following consultation with the Executive. Except as provided in Section 8, the Executive must be an employee on the date that any annual bonus payable to the Executive is approved by the Board in order to earn any annual bonus. Any bonus will be paid in cash and will be paid no later than March 15 of the calendar year following the calendar year to which the bonus relates. The Executive’s bonus eligibility will be reviewed from time to time by the Board in accordance with normal business practice and is subject to change in the discretion of the Board.

(c)          Equity Award. Subject to the approval of the Board, on the Effective Date the Company shall grant the Executive 976,111 restricted stock units (the “Founder IPO RSU Award”) in substantially the form attached to this Agreement as Exhibit B and 2,653,114 performance-based restricted stock units (the “Founder IPO PRSU Award”, and together with the Founder IPO RSU Award, the “IPO Equity Grant”) (in each case, before any stock split or reverse stock split that may occur in connection with the IPO) in substantially the form attached to this Agreement as Exhibit C. For the avoidance of doubt, the treatment of the IPO Equity Grant in connection with a termination of the Executive’s employment shall be as set forth in the applicable award agreement.

(d)          Paid Time Off. The Executive shall be eligible to accrue up to four weeks of paid time off (“PTO”) per calendar year, which shall accrue at the rate of 1.67 days per month that the Executive is employed during the calendar year. PTO accrual will be capped in accordance with the Company’s PTO policy. When the Executive’s accrued PTO reaches the cap, the Executive will not accrue additional PTO until some of the previously accrued PTO is used and the accrued amount falls below the cap. PTO must be used in accordance with the Company’s paid time off policies as in effect from time to time.

(e)          Benefits. The Executive may participate in any and all benefit programs that the Company establishes and makes available to its employees or executives from time to time, provided the Executive is eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law).

(f)          Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

5.          Expenses. The Executive will be reimbursed for the Executive’s actual, necessary and reasonable business expenses pursuant to Company policy, subject to the provisions of Section 3 of Exhibit A attached hereto. The Executive may request, in connection with required business travel, that the Board approve the use of personal security, which request the Board may approve in its reasonable discretion.

6.          Confidentiality Agreement. The Executive hereby acknowledges and reaffirms the terms of that certain At-Will Employment, Confidential Information, and Invention Assignment Agreement (the “Confidentiality Agreement”) by and between the Executive and the Company, which remains in full force and effect and unaltered in all respects.

7.          Employment Termination. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

(a)          Upon the death or “Disability” of the Executive. As used in this Agreement, the term “Disability” shall mean a physical or mental illness or disability that prevents the Executive from performing the duties of the Executive’s position for a period of more than any three (3) consecutive months or for periods aggregating more than twenty (20) weeks in any 12-month period. The Company shall determine in good faith and in its sole discretion whether the Executive is unable to perform the services provided for herein.

(b)          At the election of the Company, with or without Cause, immediately upon written notice by the Company to the Executive. As used in this Agreement, “Cause” shall mean any of (a) the Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Board that the Executive has (i) engaged in willful misconduct with respect to the Company that causes material harm to the Company or would reasonably be expected to cause material harm to the Company, (ii) engaged in conduct that has materially injured, or would reasonably be expected to materially injure, the reputation, business or business relationships of the Company, (iii) materially breached this Agreement or the Confidentiality Agreement, (iv) knowingly violated material written Company policies that have been provided to the Executive in a manner that causes material harm to the Company or would reasonably be expected to cause material harm to the Company, and/or (v) failed to substantially perform the Executive’s duties (other than by reason of physical or mental illness or disability for a period of less than three (3) consecutive months or in aggregate less than twenty (20) weeks in any 12-month period), or was grossly negligent in the performance of the Executive’s duties; provided, however, that prior to terminating the Executive’s employment for Cause pursuant to Section 7(b)(iii), (iv), or (v), the Board has first provided written notice to the Executive specifying with particularity the grounds supporting a for Cause termination and has granted the Executive a period of thirty (30) days to cure. As of the Effective Date, the Board does not have knowledge of any facts that would support a termination of the Executive’s employment for Cause.

(c) At the election of the Executive, with or without “Good Reason” (as defined below), immediately upon written notice by the Executive to the Company (subject, if it is with Good Reason, to the timing provisions set forth in the definition of Good Reason). As used in this Agreement, “Good Reason” shall mean the occurrence (without the Executive’s prior written consent) of any of the following events:

(i)	a material diminution of the Executive’s duties, authority or responsibilities (it being understood that any demotion in Executive’s title shall be deemed a material diminution);

(ii)	a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(iii)
the Company’s material breach of this Agreement or any other written agreement between the Executive and the Company, including the failure of any successor of the Company to assume the obligations of this Agreement or assume or otherwise provide for the replacement or substitution of any of the Executive’s then-outstanding equity awards (for the avoidance of doubt, excluding (A) any equity awards accelerated pursuant to Section 8(c) below or pursuant to any similar provision in an applicable equity award agreement (including the IPO Equity Grant), and (B) any equity awards otherwise accelerated in connection with the applicable transaction) with a substantially equivalent award (provided, with respect to any such substitution, that the substituted awards have the same intrinsic value as of immediately prior to and immediately following such substitution), provided, however, that the cancellation of an equity award with an intrinsic value equal to or less than zero as of immediately prior to a transaction shall not constitute Good Reason;

(iv)
a requirement that the Executive’s principal place of providing services to the Company changes by more than thirty-five (35) miles, other than in a direction that reduces the Executive’s daily commuting distance; or

(v)
a material reduction in the Executive’s then current base compensation (including, for the avoidance of doubt, the Executive’s target bonus opportunity), other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the base compensation of other similarly situated executives;

provided, however, that no such event shall constitute Good Reason unless (i) the Executive provides written notice of such event to the Company within thirty (30) days of Executive’s awareness of the occurrence of such event, (ii) the Company fails to cure such event within thirty (30) days following receipt of the Executive’s written notice, and (iii) the Executive actually terminates employment with the Company within thirty (30) days following the expiration of the Company’s cure period.

8.	Effect of Termination.

(a)          All Terminations Other Than by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated under any circumstances other than a termination by the Company without Cause or by the Executive with Good Reason (including a voluntary termination by the Executive without Good Reason pursuant to Section 7(c), a termination by the Company for Cause pursuant to Section 7(b), or due to the Executive’s death or Disability pursuant to Section 7(a)), the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive (i) the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination, any bonus for any prior performance year which has been approved by the Board but which has not yet been paid, and any accrued but unused paid time off through and including the effective date of such termination, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 5 hereof and (iii) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) (the payments described in this sentence, the “Accrued Obligations”).

(b)          Termination by the Company Without Cause or by the Executive With Good Reason Other than Within the Change in Control Period.   If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason other than within the Change in Control Period, the Executive shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit A and the conditions of Section 8(d), the Company shall: (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedures, the Executive’s Base Salary (calculated at a level without taking into account any reduction thereto that triggered Good Reason, if applicable) for a period of twelve (12) months, (ii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay for twelve (12) months following the Executive’s termination date or until the Executive has secured other employment or is no longer eligible for coverage under COBRA, whichever occurs first, the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply and (iii) if such termination occurs following the end of the applicable performance year but before any annual bonus payable to the Executive in respect of such performance year is approved by the Board, an amount equal to any annual performance bonus determined to be payable by the Board for such prior performance year, which amount shall be paid in a single lump sum on the later of the Payment Date (as defined below) or the date on which bonuses are paid to executives generally (collectively, the “Severance Benefits”).

(c)          Termination by the Company Without Cause or by the Executive With Good Reason Within the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason within the Change in Control Period, then the Executive shall be entitled to the Accrued Obligations. In addition, and subject to Exhibit A and the conditions of Section 8(d), the Company shall: (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedures, the Executive’s Base Salary (calculated at a level without taking into account any reduction thereto that triggered Good Reason, if applicable) for a period of twelve (12) months (ii) pay to the Executive, in a single lump sum on the Payment Date (as defined below) an amount equal to 100% of the Executive’s Target Bonus for the year in which termination occurs (calculated at a level without taking into account any reduction thereto that triggered Good Reason, if applicable) or, if higher, the Executive’s Target Bonus immediately prior to the Change in Control, (iii) provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay for twelve (12) months following the Executive’s termination date or until the Executive has secured other employment or is no longer eligible for coverage under COBRA, whichever occurs first, the share of the premium for health coverage that is paid by the Company for active and similarly- situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply, (iv) if such termination occurs following the end of the applicable performance year but before any annual bonus payable to the Executive in respect of such performance year is approved by the Board, an amount equal to any annual performance bonus determined to be payable by the Board for such prior performance year, which amount shall be paid in a single lump sum on the later of the Payment Date or the date on which bonuses are paid to executives generally and (v) other than with respect to the IPO Equity Grant, provide that the vesting of the Executive’s then-unvested equity awards that vest based solely on the passage of time shall be accelerated, such that all then-unvested equity awards that vest based solely on the passage of time immediately vest and become fully exercisable or non-forfeitable as of the Executive’s termination date (collectively, the “Change in Control Severance Benefits”). Notwithstanding anything herein to the contrary, except with respect to the IPO Equity Grant, in the event the Executive’s then-unvested equity awards that vest based solely on the passage of time are not assumed by the resulting or acquiring company (or affiliate thereof) or are not substituted for by substantially equivalent awards by the resulting or acquiring company (or an affiliate thereof) (provided, with respect to any such substitution, that the substituted awards have the same intrinsic value as of immediately prior to and immediately following the Change in Control), the vesting of such equity awards shall be accelerated in full and become immediately exercisable or non-forfeitable as of immediately prior to the consummation of the Change in Control such that the underlying shares will be entitled to participate in the Change in Control on the same basis as equivalent shares (or the vested awards will be treated in an equivalent manner).

(d)          Release. As a condition of the Executive’s receipt of the Severance Benefits or the Change in Control Severance Benefits, as applicable, the Executive must execute and deliver to the Company a severance and release of claims agreement in a form to be provided by the Company and reasonably approved by Executive (the “Severance Agreement”), which Severance Agreement must become irrevocable within sixty (60) days following the date of the Executive’s termination of employment (or such shorter period as may be directed by the Company) provided the form of Severance Agreement is delivered to Executive within 10 days after termination. The Severance Benefits or the Change in Control Severance Benefits, as applicable, will be paid or commence to be paid in the first regular payroll beginning after the Severance Agreement becomes effective, provided that, to the extent necessary in order to comply with Section 409A of the Code, if the foregoing sixty (60) day period would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Severance Benefits or Change in Control Severance Benefits, as applicable, will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Severance Benefits or Change in Control Severance Benefits, as applicable, commence pursuant to this sentence, the “Payment Date”). The Executive must continue to comply with the Confidentiality Agreement and the Severance Agreement in order to be eligible to receive, continue receiving, or retain the Severance Benefits or Change in Control Severance Benefits, as applicable.

(e)          Definition of “Change in Control.” For purposes of this Agreement, “Change in Control” means any of the following events provided that such event or transaction constitutes a change in control event within the meaning of Treasury Regulation Section 1.409A-3(i)(5) if necessary to avoid a violation of Section 409A of the Code:

(i)
the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (3) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii)
a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)
the consummation of a merger, consolidation, reorganization, recapitalization or share exchange or other transaction or series of related transactions involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then- outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv)	the liquidation or dissolution of the Company.

(f)          Definition of “Change in Control Period.” For purposes of this Agreement, “Change in Control Period” means (i) with respect to the acceleration of any then-unvested equity awards provided pursuant to Section 8(c)(v) hereof, the period (A) beginning three (3) months before a Change in Control, or, in the event the Company has executed a definitive agreement to effect a Change in Control as of the date the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, beginning six (6) months before the Change in Control contemplated by such definitive agreement is consummated, and (B) ending twenty- four (24) months following the Change in Control; and (ii) for all other purposes of this Agreement, the period beginning three (3) months before a Change in Control and ending twelve
(12) months following the Change in Control.

9.          Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.

To Executive:

At the address set forth in the Executive’s personnel file

With a copy (which shall not constitute notice) to:

Moulton | Moore | Stella LLP
Frank Gehry Building
2431 Main Street, Suite C
Santa Monica, California 90405
Attention: Adam E. Stella

To Company:

Cue Health Inc.
4980 Carroll Canyon Rd.
Suite 100
San Diego, CA 92121
Attn: General Counsel

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 9.

10.    Attorney’s Fees. The Company agrees that it will reimburse the Executive up to a maximum amount of $15,000 for the legal fees incurred by the Executive in connection with the review and negotiation of this Agreement and the terms of the IPO Equity Grant.

11.          Applicable Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within the State of California), and the Company and the Executive each consents to the jurisdiction of such a court.

12.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive.

13.          At-Will Employment. While the Executive is employed by the Company, the Executive will continue to be an at-will employee of the Company, which means that, notwithstanding any provision set forth herein, the employment relationship can be terminated by either Party for any reason, at any time, with or without prior notice and with or without Cause; provided, however, that the Executive will endeavor to provide the Company at least thirty (30) days’ prior notice in the event of resignation.

14.          Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney and, if the Executive has not done so, has voluntarily declined to seek such counsel. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act.

15.          No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

16.          Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

17.          Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. References herein to the Board include the Compensation Committee of the Board or any other committee of the Board, or designee of the Board to which the Board has delegated its authority with respect to the matters herein.

18.          Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

19.   Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement between the Parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement; provided, however, and for the avoidance of doubt, that nothing herein shall be deemed to supersede the Confidentiality Agreement, which remains in full force and effect as set forth in Section 6 above.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

CUE HEALTH INC.

By:	/s/ Erica Palsis
Name:	Erica Palsis
Title:	General Counsel

EXECUTIVE:

/s/Ayub Khattak
Ayub Khattak